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                                   EXHIBIT 5.1

April 14, 2000

Ross Stores, Inc.
8333 Central Avenue
Newark, California 94560

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Ross Stores, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 4,000,000 shares of the Company's Common Stock, par value $0.01, (the "Shares") pursuant to its 2000 Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement, the Plan and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except for shares issued pursuant to deferred payment arrangements provided for in the Plan, which will be validly issued, fully paid and nonassessable upon satisfaction of such deferred payment).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:    /s/ Stephen W. Fackler
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       Stephen W. Fackler


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